EXHIBIT 99

ICT GROUP FINANCIAL MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	BROD & SCHAFFER, LLC
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS RECORD FOURTH QUARTER RESULTS

~ Fourth Quarter Revenue Up 19% to $110 Million; Full-year Revenue Up 23% to $401 Million ~

~ Continued Strong Profitability Gains in Operating and Net Income ~

~ Company Raises 2006 Outlook for Revenue and Earnings ~

NEWTOWN, PA, FEBRUARY 23, 2006 – ICT GROUP, INC. (NASDAQ: ICTG), today reported results for the fourth quarter and year ended December 31, 2005.

Revenue for the fourth quarter of 2005 increased 19% to a record $110.4 million compared to $92.5 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $3.9 million, or $0.30 per diluted share, compared to a net loss of $3.5 million, or $0.28 loss per diluted share, in the prior year period. Net income in the 2005 fourth quarter included a pre-tax recovery of $115,000 related to the Company’s class action litigation that was settled in early 2005. Net income in the fourth quarter of 2004 included a pre-tax charge of $8.4 million related to the settlement of the class action litigation. Excluding the impact of the recovery in the fourth quarter of 2005 and the settlement charge in the prior year period, ICT GROUP would have had net income of $3.8 million, or $0.29 per diluted share versus net income of $1.9 million, or $0.15 per diluted share in the prior year.

“Revenue growth in the quarter and the year was driven by strong gains in our healthcare and Government businesses,” commented John J. Brennan, Chairman and Chief Executive Officer. “Within our targeted vertical markets, we expanded our existing relationships while opportunistically securing new business. We continued to make substantial improvements in profitability as operating margins exceeded 5% in the fourth quarter, driven by expansion of our higher-margin offshore operations, growth in our value-added marketing and technology services and success in leveraging corporate infrastructure costs. We believe that our ability to continue executing our strategy to grow revenue while leveraging infrastructure costs will lead to a further increase in operating margins of approximately 100 basis points in 2006.”

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ICT GROUP REPORTS RECORD FOURTH QUARTER RESULTS (CONT.)

Revenue growth in the fourth quarter of 2005 was led by a 30% increase in Services revenue over the fourth quarter of 2004 to a record $82.4 million. Services revenue growth included a 26% increase in International Services revenue and a 31% increase in Domestic Services revenue on a year-over-year basis. Sales revenue decreased 4% in the fourth quarter of 2005 compared to the prior year period, largely as a result of the migration of outbound sales programs to our lower-priced, but higher-margin offshore contact centers. Total Domestic revenue for the fourth quarter of 2005 increased 19% year-over-year to $87.8 million, while total International revenue for the fourth quarter of 2005 increased 20% to $22.6 million, compared to the same period in 2004.

For the year ended December 31, 2005, revenue increased 23% to $401.3 million from $325.5 million in 2004. Net income in 2005 was $12.2 million, or $0.94 per diluted share, compared to a net loss of $2.7 million, or $0.21 loss per diluted share, in 2004. Net income in 2005 included pre-tax recoveries of $4.2 million and $604,000 of pre-tax expenses, both related to the Company’s settled class action litigation. Net income in 2004 included pre-tax charges of $10.3 million related to the settlement of the class action litigation. Excluding the impact of these amounts, net income for 2005 would be $9.3 million, or $0.72 per diluted share, compared to $4.0 million, or $0.31 per diluted share for 2004.

Full year revenue growth for 2005 was driven by a 30% increase in Services revenue, comprised of a 31% increase in International Services revenue and a 29% increase in Domestic Services revenue compared to the prior year. Full year Sales revenue increased 11% in 2005 from 2004. Total Domestic revenue for 2005 increased 22% while total International revenue rose 29%, compared to 2004.

The Company has revised upward its outlook for 2006. For the first quarter of 2006, the Company now anticipates revenue of $107 million to $109 million with net income of $0.18 to $0.20 per diluted share. For the full year, the Company expects revenue in the range of $440 million to $448 million with net income ranging from $1.08 to $1.14 per diluted share. Estimates reflect the impact of new accounting rules, which now require companies to expense equity-based compensation. These estimates also include the favorable impact that will result from the Company’s estimated 21% effective income tax rate throughout 2006.

Mr. Brennan concluded, “Over the past several quarters, we have augmented our senior management staff, upgraded our integrated technology platform, opened additional domestic and offshore facilities and added new higher-margin services. These initiatives helped drive a doubling of our operating income in 2005 compared to 2004 and are expected to help drive future profitability gains.”

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ICT GROUP REPORTS RECORD FOURTH QUARTER RESULTS (CONT.)

Conference Call:

The Company will hold a conference call today, Thursday, February 23, 2006, at 9:00 a.m. EST. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through March 2, 2006.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expected improvement to operating margins, and anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2004, and other documents, such as reports on Form 8-K and reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for an ICT Group client’s product, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), an ICT GROUP client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks, the impact of war and the use of financial instruments to hedge foreign exchange exposure. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
REVENUE	$110,403	$92,525	$401,334	$325,529

OPERATING EXPENSES:
Cost of services	68,700	55,209	244,572	194,365
Selling, general and administrative	35,964	33,943	141,601	123,559
Litigation recovery and costs	(115)	8,446	(3,611)	10,338

	104,549	97,598	382,562	328,262
Operating income (loss)	5,854	(5,073)	18,772	(2,733)

Interest expense, net	662	524	2,464	1,594

Income (loss) before income taxes	5,192	(5,597)	16,308	(4,327)
Income taxes (benefit)	1,297	(2,054)	4,133	(1,634)

Net income (loss)	$3,895	$(3,543)	$12,175	$(2,693)

Diluted earnings (loss) per share	$0.30	$(0.28)	$0.94	$(0.21)

Shares used in computing diluted earnings (loss) per share	13,098	12,625	12,964	12,571

Reconciliation of Income (Loss) Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Charges and Recoveries Related to the Settled Class Action Litigation

(Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes	$5,192	$(5,597)	$16,308	$(4,327)
Litigation recovery	(115)	—	(4,215)	—
Litigation costs	—	8,446	604	10,338

Adjusted income before income taxes	5,077	2,849	12,697	6,011
Adjusted income taxes	1,269	941	3,402	1,984

Adjusted net income	$3,808	$1,908	$9,295	$4,027

Adjusted earnings per share	$0.29	$0.15	$0.72	$0.31

Shares used in computing adjusted earnings per share	13,098	12,873	12,964	12,886

ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,428	$11,419
Accounts receivable, net	82,656	64,848
Other current assets	15,811	21,742

Total current assets	$108,895	$98,009

PROPERTY AND EQUIPMENT, net	56,924	56,298

OTHER ASSETS	6,940	6,269

	$172,759	$160,576

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$52,174	$49,270

Total current liabilities	52,174	49,270
LONG-TERM DEBT	35,000	39,000
OTHER LIABILITIES	4,573	3,358
TOTAL SHAREHOLDERS’ EQUITY	81,012	68,948

	$172,759	$160,576

WORKSTATIONS AT PERIOD END	10,662	9,264

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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